AUTODESK, INC. (ADSK)
FOURTH QUARTER FISCAL 2013 EARNINGS ANNOUNCEMENT
February 25, 2013
PREPARED REMARKS

Autodesk is posting a copy of these prepared remarks and its press release to its Investor Relations website. These prepared remarks are offered to provide shareholders and analysts with additional time and detail for analyzing our results in advance of our quarterly conference call. As previously scheduled, the conference call will begin today, February 25, 2013 at 2:00 pm PT (5:00 pm ET) and will include only brief comments followed by questions and answers. These prepared remarks will not be read on the call.
To access the live broadcast of the question and answer session, please visit the Investor Relations section of Autodesk’s website at www.autodesk.com/investor. A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Fourth Quarter Fiscal 2013 Overview
We are pleased with our stronger than expected fourth quarter results. Total revenue was a record for a fourth quarter, driven by strong growth in suites, record revenue in both the Architecture, Engineering and Construction (AEC) and Manufacturing segments, and a record number of large transactions.

These results capped our fiscal 2013 (FY13) during which we made significant progress on our strategic initiatives while driving meaningful non-GAAP operating margin expansion and record non-GAAP EPS, despite a mixed economy and lower than expected total revenue.

Fourth quarter performance included:

•	Revenue increased by 2 percent to $607 million, compared to the fourth quarter last year and increased 11 percent compared to the third quarter of fiscal 2013.

•	GAAP operating margin was 14 percent, compared to 15 percent in the fourth quarter last year and 6 percent in the third quarter of fiscal 2013.

•	Non-GAAP operating margin increased approximately 140 basis points to 25 percent, compared to 24 percent in the fourth quarter last year and 27 percent in the third quarter of fiscal 2013.

•
On a GAAP basis, diluted earnings per share were $0.32, compared to diluted earnings per share of $0.31 in the fourth quarter last year and diluted earnings per share of $0.13 in the third quarter of fiscal 2013.

•
On a non-GAAP basis, diluted earnings per share were $0.53, compared to non-GAAP diluted earnings per share of $0.46 in the fourth quarter last year and non-GAAP diluted earnings per share of $0.47 in the third quarter of fiscal 2013.

•	Deferred revenue increased 16 percent to a record $835 million, compared to the fourth quarter of fiscal 2012.

•	Cash flow from operating activities was $156 million, compared to $175 million in the fourth quarter last year, and $157 million in the third quarter of fiscal 2013.

Revenue Analysis*

(in millions)	4Q 2012	1Q 2013	2Q 2013	3Q 2013	4Q 2013	FY 2013
Total net revenue *	$592	$589	$569	$548	$607	$2,312
License and other revenue	$370	$361	$341	$317	$372	$1,391
Maintenance revenue	$222	$228	$228	$231	$235	$922
___________
*Due to rounding, some totals may not align with consolidated statement of operations.
Total net revenue for the fourth quarter increased by 2 percent to $607 million, as compared to the fourth quarter last year as reported, and 5 percent on a constant currency basis. Total net revenue for the fourth quarter increased 11 percent sequentially as reported, and 12 percent on a constant currency basis.

During the quarter, Autodesk ran a promotion in advance of an increase in upgrade pricing, which produced approximately $24 million in additional revenue for the quarter. EMEA generated the majority of this additional revenue while AutoCAD and AEC suites benefited the most from a product perspective.

License and other revenue was $372 million, flat with the fourth quarter last year, and an increase of 17 percent sequentially.

Revenue from commercial new licenses decreased 3 percent compared to the fourth quarter last year, and increased 5 percent sequentially. Starting next quarter, Autodesk will discontinue reporting changes in revenue from commercial new licenses and revenue from upgrade/crossgrades because upgrade/crossgrade revenue is no longer material.

Maintenance revenue increased by 6 percent to $235 million, as compared to the fourth quarter last year, and increased 2 percent sequentially.

The fourth quarter was a record for net maintenance billings, which increased 10 percent compared to the fourth quarter last year, and 73 percent sequentially. The year-over-year increase is due to early maintenance renewals in advance of a pricing increase and an increase in multi-year maintenance contracts. The sequential increase is due to typical seasonality, early maintenance renewals in advance of a price increase, and an increase in multi-year maintenance contracts.

Revenue by Geography

(in millions)	4Q 2012	1Q 2013	2Q 2013	3Q 2013	4Q 2013	FY 2013
EMEA	$234	$224	$210	$196	$238	$869
Americas	$226	$208	$199	$209	$221	$836
Asia Pacific	$133	$157	$161	$142	$148	$608

Emerging Economies	$95	$82	$88	$80	$84	$334
Emerging as a percentage of Total Revenue	16%	14%	15%	15%	14%	14%
Revenue in EMEA increased 2 percent to $238 million, as compared to the fourth quarter last year as reported, and 7 percent on a constant currency basis. EMEA revenue increased 21 percent sequentially as reported, and 23 percent on a constant currency basis. Performance in the EMEA region was driven by strength in northern Europe, particularly with large deal activity.

Revenue in the Americas decreased 2 percent to $221 million, as compared to the fourth quarter last year, and increased 5 percent sequentially. Weakness in Latin America and a slight decline in the U.S. was partially offset by strength in Canada.

Revenue in APAC increased 11 percent to a record $148 million, as compared to the fourth quarter last year as reported, and 12 percent on a constant currency basis. Revenue in APAC increased 4 percent sequentially as reported, and 5 percent on a constant currency basis. Year-over-year growth in APAC was driven by strength in Japan and China.

Revenue from emerging economies decreased 11 percent to $84 million, as compared to the fourth quarter last year as reported, and 9 percent on a constant currency basis. China revenue growth was strong, offset by revenue weakness in the other BRIC countries. Revenue from emerging economies increased 6 percent sequentially as reported and on a constant currency basis.

Revenue by Product Type

(in millions)	4Q 2012	1Q 2013	2Q 2013	3Q 2013	4Q 2013	FY 2013
Flagship *	$331	$340	$322	$299	$328	$1,288
Suites	$162	$166	$166	$166	$189	$687
New and Adjacent *	$99	$83	$81	$83	$90	$337
____________
* The first three quarters of 2013 totals have been updated to reflect an adjustment implemented after we reported our results of operations for the third quarter of fiscal 2013.
As we have previously discussed, our customers continue to migrate to our design and creation suites. As a result, revenue for many of our stand-alone products is decreasing, which impacts the growth of both Flagship and New and Adjacent categories.

Revenue from Flagship products decreased 1 percent to $328 million, compared to the fourth quarter last year, and increased 10 percent sequentially. The year-over-year decline in Flagship was driven by a decrease in AutoCAD LT and AutoCAD, which was partially offset by an increase in flexible license agreements, which provide customers access to a library of Flagship products.

Revenue from Suites was $189 million, or 31 percent of total revenue. Revenue from Suites increased 17 percent compared to the fourth quarter last year, and 14 percent sequentially. Year-over-year growth was led by AEC and Manufacturing suites.

Revenue from New and Adjacent products decreased 10 percent to $90 million compared to the fourth quarter last year, and increased 8 percent sequentially. The year-over-year decline in New and Adjacent reflects the adoption of Suites as several of these products are available in our design and creation suites.

Revenue by Business Segment

(in millions)	4Q 2012	1Q 2013	2Q 2013	3Q 2013	4Q 2013	FY 2013
Platform Solutions and Emerging Business	$214	$229	$218	$205	$198	$850
Architecture, Engineering and Construction	$175	$163	$161	$163	$207	$694
Manufacturing	$148	$146	$141	$132	$155	$574
Media and Entertainment	$55	$51	$49	$48	$47	$194
Revenue from our Platform Solutions and Emerging Business (PSEB) segment decreased 7 percent to $198 million, compared to the fourth quarter last year, and 3 percent sequentially. Combined revenue from AutoCAD and AutoCAD LT was $173 million, a decrease of 9 percent compared to the fourth quarter last year, and 4 percent sequentially. The decrease in AutoCAD in part reflects customer migration to our design and creation suites. The decrease in AutoCAD LT in part reflects the mixed global economic environment. Revenue from PSEB suites grew 15 percent compared to the fourth quarter last year, and decreased 4 percent sequentially. The year-over-year growth in PSEB suites was driven by strong growth of the AutoCAD Design Suite.

Revenue from our AEC business segment increased 18 percent to $207 million, compared to the fourth quarter last year, and increased 27 percent sequentially. Revenue from our AEC suites increased 20 percent compared to the fourth quarter last year, and 15 percent sequentially. Year-over-year growth in AEC was led by growth in transactions that exceeded $1 million and by AEC suites.

Revenue from our Manufacturing business segment increased 5 percent to $155 million, compared to the fourth quarter last year, and increased 18 percent sequentially. Revenue from our Manufacturing suites increased 16 percent compared to the fourth quarter last year, and 20 percent sequentially. Year-over-year growth in our manufacturing segment was led by growth in manufacturing suites.

Revenue from our Media and Entertainment (M&E) business segment decreased 16 percent to $47 million, compared to the fourth quarter last year and decreased 4 percent sequentially. Revenue from our animation products including Maya, 3dsMax, and our Entertainment Creation Suites decreased 15 percent compared to the fourth quarter last year, and 8 percent sequentially. Revenue from Creative Finishing decreased 17 percent compared to the fourth quarter last year, and increased 7 percent sequentially. The decrease in M&E revenue is related primarily to a general decrease in the M&E industry end market demand, as well as the inclusion of our M&E products in other Autodesk industry suites.

Margins and EPS Review

	4Q 2012	1Q 2013	2Q 2013	3Q 2013	4Q 2013	FY 2013
Gross Margin
Gross Margin - GAAP	90%	90%	89%	89%	90%	90%
Gross Margin - Non-GAAP	92%	92%	91%	91%	92%	92%
Operating Expenses (in millions)
Operating Expenses - GAAP	$443	$436	$416	$456	$460	$1,768
Operating Expenses - Non-GAAP*	$406	$396	$376	$355	$404	$1,531
Operating Margin
Operating Margin - GAAP	15%	16%	16%	6%	14%	13%
Operating Margin - Non-GAAP*	24%	25%	25%	27%	25%	25%
Earnings Per Share
Diluted Net Income Per Share - GAAP	$0.31	$0.34	$0.28	$0.13	$0.32	$1.07
Diluted Net Income Per Share - Non-GAAP	$0.46	$0.47	$0.48	$0.47	$0.53	$1.94
____________
* 3Q 2013 non-GAAP operating margin has been updated to reflect an adjustment implemented after we reported our results of operations for the third quarter of fiscal 2013.
GAAP gross margin in the fourth quarter was 90 percent. Non-GAAP gross margin in the fourth quarter was 92 percent. Both GAAP and non-GAAP gross margin increased sequentially related to higher total revenue.

GAAP operating expenses increased 4 percent year-over-year and increased 1 percent sequentially. The year-over-year increase in GAAP operating expenses is primarily related to higher employee related costs. Non-GAAP operating expenses decreased slightly year-over-year and increased 14 percent sequentially. The slight year-over-year decrease in non-GAAP operating expenses is primarily related to lower professional fees. The sequential increase in both GAAP and non-GAAP operating expenses is related to seasonally higher sales commissions and employee related costs.

GAAP operating margin was 14 percent, a decrease of 160 basis points compared to the fourth quarter last year due primarily to restructuring related costs in fiscal 2013. Non-GAAP operating margin was 25 percent and increased approximately140 basis points compared to the fourth quarter last year due primarily to increased revenue and lower professional fees.

GAAP operating margin increased approximately 770 basis points sequentially due primarily to lower restructuring costs in the fourth quarter. Non-GAAP operating margin decreased approximately170 basis points sequentially due primarily to seasonally higher expenses in the fourth quarter.

The fourth quarter effective tax rate was 13.5 percent and 21.6 percent for our GAAP and non-GAAP results, respectively. Both GAAP and non-GAAP effective tax rates benefited from retroactive extension of the U.S. federal R&D credit.

Earnings per diluted share for the fourth quarter were $0.32 GAAP. Non-GAAP earnings per diluted share for the fourth quarter were $0.53. The lower effective tax rate related to the retroactive extension of the U.S. federal R&D credit added approximately $0.03 to GAAP EPS and $0.02 to non-GAAP EPS.

The share count used to compute basic net income per share was 224.1 million. The share count used to compute diluted net income per share was 229.6 million.

A complete reconciliation between GAAP and non-GAAP results is provided in the tables following these prepared remarks.

Foreign Currency Impact

(in millions)	4Q 2012	1Q 2013	2Q 2013	3Q 2013	4Q 2013	FY 2013
FX Impact on Total Revenue	$12	$14	$(1)	$(10)	$(15)	$(12)
FX Impact on Cost of Revenue and Operating Expenses	$(5)	$(2)	$6	$7	$1	$12
FX Impact on Operating Income	$7	$12	$5	$(3)	$(14)	$—

The foreign currency impact represents the U.S. Dollar impact of changes in foreign currency rates on our financial results as well as the impact of gains and losses from our hedging program.

Compared to the fourth quarter of last year, the impact of foreign currency exchange rates including the impact of our hedging program was $15 million unfavorable on revenue and $1 million favorable on cost of revenue and operating expenses.

Compared to the third quarter of fiscal 2013, the impact of foreign currency exchange rates and hedging was $4 million unfavorable on revenue and $2 million unfavorable on expenses.

Balance Sheet Items and Cash Review

(in millions)	4Q 2012	1Q 2013	2Q 2013	3Q 2013	4Q 2013	FY 2013
Cash Flows from Operating Activities	$175	$139	$107	$157	$156	$559
Capital Expenditures	$14	$12	$17	$17	$12	$56
Depreciation and Amortization	$30	$29	$29	$35	$35	$128
Total Cash and Marketable Securities	$1,604	$1,796	$1,717	$1,737	$2,365	$2,365
Days Sales Outstanding	61	46	58	49	74	74
Deferred Revenue	$719	$727	$752	$714	$835	$835
Total cash and investments at the end of the fourth quarter was approximately $2.4 billion, which includes the proceeds of our December 2012 debt issuance of $750 million.

During the fourth quarter, Autodesk used approximately $91 million to repurchase approximately 2.6 million shares of common stock at an average repurchase price of $35.49 per share. For the full year, Autodesk used approximately $431 million to repurchase approximately 12.5 million shares of common stock at an average price of $34.50 per share.

Cash flow from operating activities during the fourth quarter was $156 million, a decrease of 11 percent compared to the fourth quarter last year and flat sequentially. The year-over-year decrease is primarily due to a shift in billings linearity driving higher accounts receivable and corresponding days sales outstanding (DSO).

DSO was 74 days, an increase of 13 days compared to the fourth quarter last year and an increase of 25 days sequentially. The year-over-year increase is primarily related to a shift in billings linearity and strong maintenance billings. The sequential increase is primarily the result of seasonally strong maintenance billings, and a shift in billings linearity.

Deferred revenue was a record $835 million, an increase of 16 percent compared to the fourth quarter last year and 17 percent sequentially.  The year-over-year increase is primarily due to increased maintenance billings over the past four quarters and the impact of multi-year and early maintenance renewals.  The sequential increase is primarily related to seasonally higher maintenance billings and the impact of multi-year and early maintenance renewals.

Shippable backlog was $20 million, a decrease of $7 million compared to the fourth quarter last year and an increase of $18 million sequentially. Shippable backlog is anticipated to decrease sequentially in the first quarter of fiscal 2014. At the end of the fourth quarter, channel inventory was approximately one week.

Financial Highlights for Fiscal 2013

•	Revenue increased 4 percent to $2,312 million, compared to fiscal 2012.

◦	Revenue from Suites increased 16 percent, compared to fiscal 2012.

◦	Revenue from the Architecture, Engineering and Construction business segment increased 11 percent, compared to fiscal 2012.

◦	Revenue from the Manufacturing business segment increased 6 percent, compared to fiscal 2012.

•	Record total billings and maintenance billings.

•	GAAP operating margin decreased to 13 percent, compared to 16 percent in fiscal 2012.

•	Non-GAAP operating margin increased approximately 135 basis points to 25 percent, compared to 24 percent in fiscal 2012.

•	GAAP diluted earnings per share were $1.07, compared to diluted earnings per share of $1.22 in fiscal 2012.

•	Non-GAAP diluted earnings per share was a record $1.94, compared to non-GAAP diluted earnings per share of $1.74 in fiscal 2012.

•	Record total deferred revenue of $835 million, an increase of 16 percent compared to fiscal 2012.

•	Cash flow from operations was $559 million, a decrease of 3 percent compared to fiscal 2012.

Business Outlook
The following statements are forward-looking statements that are based on current expectations and assumptions, and involve risks and uncertainties some of which are set forth below. Autodesk's business outlook for the first quarter and full year fiscal 2014 assumes, among other things, a continuation of the current economic environment and foreign exchange currency rate environment, and interest expense related to Autodesk's $750 million debt offering in December 2012.

First Quarter Fiscal 2014

1Q FY14 Guidance Metrics	1Q FY14 (ending April 30, 2013)
Revenue (in millions)	$570 - $590
EPS GAAP	$0.23 - $0.28
EPS Non-GAAP	$0.41 - $0.46
Non-GAAP earnings per diluted share exclude $0.12 related to stock-based compensation expense, and $0.06 for the amortization of acquisition related intangibles, net of tax.

The majority of the projected euro, yen and Australian dollar denominated net revenue for our first quarter fiscal 2014 has been hedged, which should materially reduce the impact of currency fluctuations on our first quarter results. However, over an extended period of time, currency fluctuations will increasingly impact our results. We also hedge certain expenses as noted below. We hedge our net exposures using a four quarter rolling layered hedge program. As such, a portion of the projected euro, yen, and Australian dollar denominated net revenue for our fiscal 2014 has been hedged. The closer to the current time period, the more we are hedged. See below for more details on our foreign currency hedging program.

Full Year Fiscal 2014
Net revenue for fiscal 2014 is expected to increase by approximately 6 percent compared to fiscal 2013. Autodesk now anticipates fiscal 2014 GAAP operating margin to increase approximately 455 to 480 basis points and non-GAAP operating margin to increase approximately 125 to 150 basis points compared to fiscal 2013. A reconciliation between the GAAP and non-GAAP estimates for fiscal 2014 is provided in the tables following these prepared remarks.

Both first quarter fiscal 2014 and full year fiscal 2014 outlooks assume annual effective tax rates of approximately 24.5 percent and approximately 25.5 percent for GAAP and non-GAAP results, respectively. These rates do not include one-time discrete items but do reflect the recently enacted extension of the federal R&D tax credit benefit through December 31, 2013.

Autodesk’s Foreign Currency Hedging Program and Calculation of Constant Currency Growth
Given the continued foreign exchange volatility, we would like to provide a brief summary of how we handle foreign currency exchange hedging as well as a description of how we calculate constant currency growth rates. A few points on our hedging program include:

•
We do not conduct foreign currency exchange hedging for speculative purposes. The purpose of our hedging program is to reduce risk from foreign denominated cash flows and to partially reduce variability that would otherwise impact our financial results from currency fluctuations.

•
We utilize cash flow hedges on revenue and certain operating expenses in major currencies. We hedge our net exposures using a four quarter rolling layered hedge. The closer to the current time period, the more we are hedged.

•	The major currencies we hedge include the euro, yen, pound sterling, Australian dollar, Canadian dollar, and Swiss franc. The euro is the primary exposure for the company.

When we report period-over-period growth rate percentages on a constant currency basis, we attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative period. However, when we calculate the foreign currency impact of exchange rates in the current and comparative period on our financial results (See table in above “Foreign Currency Impact” section) we include the U.S. Dollar impact of fluctuations in foreign currency exchange rates as well as the impact of gains and losses recorded as a result of our hedging program.

Autodesk’s Product Type Classification
The following represents Autodesk’s current view for product categorization. Autodesk will periodically make changes to this list. This is not a complete list.

“Flagship” includes the following products:

•	3ds Max®

•	AutoCAD®

•	AutoCAD LT®

•	AutoCAD® vertical products such as AutoCAD® Mechanical and AutoCAD® Architecture

•	Civil 3D®

•	Inventor® products (standalone)

•	Maya®

•	Plant 3D

•	Revit® products (standalone)

“Suites” include the following products classes:

•	Autodesk® Design Suites

•	Building Design Suites

•	Educational/academic suites

•	Entertainment Creation Suites

•	Factory Design Suites

•	Infrastructure Design Suites

•	Inventor® family suites

•	Plant Design Suites

•	Product Design Suites

•	Revit® family suites

“New and Adjacent” includes the following products and services:

•	Alias® Design products

•	Autodesk® 360 products

•	Autodesk® Consulting

•	Autodesk® Simulation Mechanical

•	Autodesk® Simulation Multiphysics

•	Buzzsaw®

•	CF Design

•	Constructware®

•	Consumer products

•	Creative Finishing products

•	Moldflow® products

•	Navisworks®

•	Scaleform®

•	Vault products

•	All other products

Safe Harbor Statement
These prepared remarks contain forward-looking statements that involve risks and uncertainties, including statements in the paragraphs under “Business Outlook” above, statements regarding anticipated demand and revenue performance and trends (including by geography, product, product type, and end user), the impact of marketing promotions and general seasonality on the timing of future revenues, the impact of foreign exchange hedges and other statements regarding our expected strategies, market and products positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in these remarks, including: general market, political, economic and business conditions; failure to maintain our revenue growth and profitability; failure to maintain cost reductions and productivity increases or otherwise control our expenses; the success of our internal reorganization and restructuring activities; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; failure to successfully incorporate sales of licenses of products suites into our overall sales strategy; weak or negative growth in the industries we serve; failure to successfully expand adoption of our products including key initiatives; slowing momentum in maintenance billings or revenues; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; failure to achieve sufficient sell-through in our channels for new or existing products; pricing pressure; unexpected fluctuations in our tax rate; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; failure of key new applications to achieve anticipated levels of customer acceptance; failure to achieve continued success in technology advancements; interruptions or terminations in the business of Autodesk consultants; the expense or impact of legal or regulatory proceedings; and any unanticipated accounting charges.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's report on Form 10-K for the year ended January 31, 2012 and Forms 10-Q for the quarters ended April 30, 2012, July 31, 2012 and October 31, 2012, which are on file with the U.S. Securities and Exchange Commission. Autodesk does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

© 2013 Autodesk, Inc. All rights reserved.

Autodesk, Inc.

Other Supplemental Financial Information (a)

Fiscal Year 2013	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2013
Financial Statistics ($ in millions, except per share data):
Total Net Revenue:	$589	$569	$548	$607	$2,312
License and Other Revenue	$361	$341	$317	$372	$1,391
Maintenance Revenue	$228	$228	$231	$235	$922

GAAP Gross Margin	90%	89%	89%	90%	90%
Non-GAAP Gross Margin (1)(2)	92%	91%	91%	92%	92%

GAAP Operating Expenses	$436	$416	$456	$460	$1,768
GAAP Operating Margin	16%	16%	6%	14%	13%
GAAP Net Income	$79	$65	$29	$75	$248
GAAP Diluted Net Income Per Share (b)	$0.34	$0.28	$0.13	$0.32	$1.07

Non-GAAP Operating Expenses (1)(3)	$396	$376	$355	$404	$1,531
Non-GAAP Operating Margin (1)(4)	25%	25%	27%	25%	25%
Non-GAAP Net Income (1)(5)(c)	$109	$111	$109	$121	$450
Non-GAAP Diluted Net Income Per Share (1)(6)(b)(c)	$0.47	$0.48	$0.47	$0.53	$1.94

Total Cash and Marketable Securities	$1,796	$1,717	$1,737	$2,365	$2,365
Days Sales Outstanding	46	58	49	74	74
Capital Expenditures	$12	$17	$17	$12	$56
Cash Flow from Operating Activities	$139	$107	$157	$156	$559
GAAP Depreciation, Amortization and Accretion	$29	$29	$35	$35	$128

Deferred Maintenance Revenue Balance	648	672	634	734	734

Revenue by Geography:
Americas	$208	$199	$209	$221	$836
Europe, Middle East and Africa	$224	$210	$196	$238	$869
Asia Pacific	$157	$161	$142	$148	$608
% of Total Rev from Emerging Economies	14%	15%	15%	14%	14%

Revenue by Segment:
Platform Solutions and Emerging Business (c)	$229	$218	$205	$198	$850
Architecture, Engineering and Construction	$163	$161	$163	$207	$694
Manufacturing	$146	$141	$132	$155	$574
Media and Entertainment	$51	$49	$48	$47	$194

Other Revenue Statistics (c):
% of Total Rev from Flagship (d)	58%	57%	55%	54%	56%

% of Total Rev from Suites	28%	29%	30%	31%	30%
% of Total Rev from New and Adjacent (d)	14%	14%	15%	15%	15%
% of Total Rev from AutoCAD and AutoCAD LT	35%	34%	33%	29%	33%
Upgrade and Crossgrade Revenue (e)	$50	$34	$32	$62	$178

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period:
FX Impact on Total Net Revenue	$14	$(1)	$(10)	$(15)	$(12)
FX Impact on Cost of Revenue and Total Operating Expenses	$(2)	$6	$7	$1	$12
FX Impact on Operating Income	$12	$5	$(3)	$(14)	$—

Gross Margin by Segment (c):
Platform Solutions and Emerging Business	$216	$204	$191	$184	$795
Architecture, Engineering and Construction	$149	$146	$150	$190	$635
Manufacturing	$134	$130	$122	$145	$531
Media and Entertainment	$42	$39	$38	$38	$157
Unallocated amounts	$(11)	$(11)	$(11)	$(12)	$(45)

Common Stock Statistics:
Common Shares Outstanding	229.7	226.7	224.5	223.6	223.6
Fully Diluted Weighted Average Shares Outstanding	234.1	232.1	229.9	229.6	231.7
Shares Repurchased	2.5	3.4	4.0	2.6	12.5

(a) Totals may not agree with the sum of the components due to rounding.
(b) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(c) Prior amounts have been conformed to align with the current period presentation.
(d) The first three quarters of 2013 percentages have been updated to reflect an adjustment implemented after we reported our results of operations for the third quarter of fiscal 2013.
(e) Starting in 1Q fiscal 2014, Autodesk will discontinue reporting revenue from upgrades and crossgrades and will report only total license revenue and total maintenance revenue.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP gross margin, non-GAAP operating expenses, non-GAAP operating margin, non-GAAP net income, and non-GAAP net income per share. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles, gain and loss on strategic investments, and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2013
(2) GAAP Gross Margin	90%	89%	89%	90%	90%
Stock-based compensation expense	—%	—%	—%	—%	—%
Amortization of developed technology	2%	2%	2%	2%	2%
Non-GAAP Gross Margin	92%	91%	91%	92%	92%

(3) GAAP Operating Expenses	$436	$416	$456	$460	$1,768
Stock-based compensation expense	(32)	(32)	(51)	(36)	(151)
Amortization of customer relationships and trade names	(8)	(8)	(14)	(13)	(42)
Restructuring (charges) benefits, net	—	—	(37)	(7)	(44)
Non-GAAP Operating Expenses	$396	$376	$355	$404	$1,531

(4) GAAP Operating Margin	16%	16%	6%	14%	13%
Stock-based compensation expense	6%	6%	10%	6%	7%
Amortization of developed technology	2%	2%	2%	2%	1%
Amortization of customer relationships and trade names	1%	1%	2%	2%	2%
Restructuring charges (benefits), net	—%	—%	7%	1%	2%
Non-GAAP Operating Margin	25%	25%	27%	25%	25%

(5) GAAP Net Income	$79	$65	$29	$75	$248
Stock-based compensation expense	33	34	52	38	156
Amortization of developed technology	10	10	10	10	40
Amortization of customer relationships and trade names	8	8	14	13	42
Restructuring charges (benefits), net	—	—	37	7	44
(Gain) loss on strategic investments (7)	(1)	5	—	—	4
Discrete GAAP tax provision items	(6)	3	(16)	(8)	(27)
Income tax effect of non-GAAP adjustments	(14)	(12)	(17)	(14)	(57)
Non-GAAP Net Income	$109	$111	$109	$121	$450

(6) GAAP Diluted Net Income Per Share	$0.34	$0.28	$0.13	$0.32	$1.07
Stock-based compensation expense	0.14	0.15	0.23	0.16	0.67
Amortization of developed technology	0.04	0.04	0.04	0.05	0.18
Amortization of customer relationships and trade names	0.03	0.03	0.06	0.05	0.18
Restructuring charges (benefits), net	—	—	0.15	0.03	0.18
(Gain) loss on strategic investments (7)	—	0.02	—	—	0.02
Discrete GAAP tax provision items	(0.03)	0.01	(0.07)	(0.02)	(0.12)
Income tax effect of non-GAAP adjustments	(0.05)	(0.05)	(0.07)	(0.06)	(0.24)
Non-GAAP Diluted Net Income Per Share	$0.47	$0.48	$0.47	$0.53	$1.94

(7) Effective in the second quarter of fiscal 2013, Autodesk began excluding gains and losses on strategic investments for purposes of its non-GAAP financial measures. Prior period non-GAAP interest and other income (expense), net, net income and earnings per share amounts have been revised to conform to the current period presentation.

Reconciliation for Fiscal 2014:
The following is a reconciliation of anticipated fiscal 2014 GAAP and non-GAAP operating margins:

	Fiscal 2014
Projected non-GAAP operating margin basis-point (bpt) improvement range	125 bpt	150 bpt
GAAP operating margin basis point improvement over prior year	455	480
Stock-based compensation expense	(180)	(180)
Amortization of purchased intangibles	(40)	(40)
Restructuring charges	(110)	(110)

Non-GAAP operating margin basis point improvement over prior year	125	150

Reconciliation for Long Term Operating Margins:
Autodesk is not able to provide targets for our long term (ending with fiscal year 2015) GAAP operating margins at this time because of the difficulty of estimating certain items that are excluded from non-GAAP that affect operating margin, such as charges related to stock-based compensation expense and amortization of acquisition related intangibles, the effect of which may be significant.

Fiscal Year 2012	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
Financial Statistics ($ in millions, except per share data):
Total Net Revenue	$528	$546	$549	$592	$2,216
License and Other Revenue	$323	$333	$331	$370	$1,358
Maintenance Revenue	$205	$213	$217	$222	$858

GAAP Gross Margin	90%	89%	89%	90%	90%
Non-GAAP Gross Margin (1)(2)	91%	91%	91%	92%	92%

GAAP Operating Expenses	$395	$394	$399	$443	$1,631
GAAP Operating Margin	15%	17%	16%	15%	16%
GAAP Net Income	$69	$71	$73	$72	$285
GAAP Diluted Net Income Per Share (c)	$0.29	$0.30	$0.32	$0.31	$1.22

Non-GAAP Operating Expenses (1)(3)	$364	$360	$366	$406	$1,495
Non-GAAP Operating Margin (1)(4)	23%	25%	25%	24%	24%
Non-GAAP Net Income (1)(5)(d)	$94	$104	$102	$106	$405
Non-GAAP Diluted Net Income Per Share (1)(6)(c)(d)	$0.40	$0.44	$0.44	$0.46	$1.74

Total Cash and Marketable Securities	$1,526	$1,553	$1,534	$1,604	$1,604
Days Sales Outstanding	47	49	43	61	61
Capital Expenditures	$23	$17	$9	$14	$63
Cash Flow from Operating Activities	$128	$132	$138	$175	$574
GAAP Depreciation and Amortization	$25	$30	$31	$30	$116

Deferred Maintenance Revenue Balance	$543	$566	$553	$633	$633

Revenue by Geography (in millions):
Americas	$181	$191	$200	$226	$799
Europe, Middle East and Africa	$215	$212	$202	$234	$862
Asia Pacific	$132	$143	$146	$133	$555
% of Total Rev from Emerging Economies	15%	16%	16%	16%	16%

Revenue by Segment (in millions):
Platform Solutions and Emerging Business	$211	$199	$210	$214	$833
Architecture, Engineering and Construction	$141	$158	$152	$175	$626
Manufacturing	$123	$136	$134	$148	$540
Media and Entertainment	$53	$54	$53	$55	$216

Other Revenue Statistics:
% of Total Rev from Flagship	61%	56%	57%	56%	58%
% of Total Rev from Suites	23%	29%	27%	27%	27%

% of Total Rev from New and Adjacent	15%	15%	16%	17%	16%
% of Total Rev from AutoCAD and AutoCAD LT	37%	31%	31%	32%	33%
Upgrade and Crossgrade Revenue (in millions)	$53	$41	$37	$54	$185

Favorable (Unfavorable) Impact of U.S. Dollar Translation Relative to Foreign
Currencies Compared to Comparable Prior Year Period (b) (in millions):
FX Impact on Total Net Revenue	$(3)	$8	$12	$12	$29
FX Impact on Cost of Revenue and Total Operating Expenses	$(9)	$(17)	$(12)	$(5)	$(43)
FX Impact on Operating Income	$(12)	$(9)	—	$7	$(14)

Gross Margin by Segment (in millions):
Platform Solutions and Emerging Business	$199	$187	$198	$204	$788
Architecture, Engineering and Construction	$128	$143	$138	$161	$570
Manufacturing	$113	$124	$122	$136	$496
Media and Entertainment	$43	$44	$43	$45	$175
Unallocated amounts	$(9)	$(10)	$(12)	$(11)	$(42)

Common Stock Statistics (in millions):
Common Shares Outstanding	230.5	228.8	226.6	225.9	225.9
Fully Diluted Weighted Average Shares Outstanding	237.1	236.6	230.7	231.5	233.3
Shares Repurchased	1.7	2.5	3.5	2.0	9.7

(a) Totals may not agree with the sum of the components due to rounding.
(b) Effective in the second quarter of fiscal 2012, Autodesk changed the way it calculates constant currency growth rates and foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses. Under the new methodology, all hedging gains and losses are removed from the calculation of constant currency growth rates, where previously Autodesk had not excluded hedging gains and losses from the prior period. Autodesk changed the way it calculates foreign currency impact on Total Net Revenue, and Cost of Revenue and Total Operating Expenses to include the impact of Autodesk's hedging program on both the current and prior period. Autodesk believes these changes are more useful to the users of Autodesk's financial information as they more fully reflect the underlying business growth rates and the impact of movements in foreign currency on Autodesk's U.S. dollar financial results. All prior period comparative information has been revised to conform to the new methodology.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
Constant currency revenue growth	12%	14%	12%	10%	12%

(c) Earnings per share were computed independently for each of the periods presented; therefore the sum of the earnings per share amounts for the quarters may not equal the total for the year.
(d) Prior period amounts have been changed to conform to current period presentation.

(1) To supplement our consolidated financial statements presented on a GAAP basis, Autodesk provides investors with certain non-GAAP measures including non-GAAP net income, non-GAAP net income per share, non-GAAP cost of license and other revenue, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP total spend, non-GAAP income from operations and non-GAAP provision for income taxes. These non-GAAP financial measures are adjusted to exclude certain costs, expenses, gains and losses, including stock-based compensation expense, restructuring charges, amortization of purchased intangibles and related income tax expenses. See our reconciliation of GAAP financial measures to non-GAAP financial measures herein. We believe these exclusions are appropriate to enhance an overall understanding of our past financial performance and also our prospects for the future, as well as to facilitate comparisons with our historical operating results. These adjustments to our GAAP results are made with the intent of providing both management and investors a more complete understanding of Autodesk's underlying operational results and trends and our marketplace performance. For example, the non-GAAP results are an indication of our baseline performance before gains, losses or other charges that are considered by management to be outside our core operating results. In addition, these non-GAAP financial measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. There are limitations in using non-GAAP financial measures because the non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the directly comparable financial measures prepared in accordance with generally accepted accounting principles in the United States. Investors should review the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the tables accompanying Autodesk's press release.

	QTR 1	QTR 2	QTR 3	QTR 4	YTD 2012
(2) GAAP Gross Margin	90%	89%	89%	90%	90%
Stock-based compensation expense	—%	—%	—%	—%	—%
Amortization of developed technology	1%	2%	2%	2%	2%
Non-GAAP Gross Margin	91%	91%	91%	92%	92%

(3) GAAP Operating Expenses	$395	$394	$399	$443	$1,631
Stock-based compensation expense	(25)	(26)	(25)	(29)	(105)
Amortization of customer relationships and trade names	(7)	(9)	(8)	(8)	(32)
Restructuring benefits, net	—	1	—	—	1
Non-GAAP Operating Expenses	$364	$360	$366	$406	$1,495

(4) GAAP Operating Margin	15%	17%	16%	15%	16%
Stock-based compensation expense	5%	5%	5%	5%	5%
Amortization of developed technology	2%	2%	2%	2%	2%
Amortization of customer relationships and trade names	1%	2%	2%	2%	1%
Restructuring benefits, net	—%	—%	—%	—%	—%
Non-GAAP Operating Margin	23%	25%	25%	24%	24%

(5) GAAP Net Income	$69	$71	$73	$72	$285
Stock-based compensation expense	26	27	26	30	109
Amortization of developed technology	8	9	11	10	38
Amortization of customer relationships and trade names	7	9	8	8	32
Restructuring benefits, net	—	(1)	—	—	(1)
Gain on strategic investments (7)	—	—	—	—	—
Discrete GAAP tax provision items	(4)	1	(4)	1	(7)
Income tax effect of non-GAAP adjustments	(12)	(12)	(11)	(15)	(51)
Non-GAAP Net Income	$94	$104	$102	$106	$405

(6) GAAP Diluted Net Income Per Share	$0.29	$0.30	$0.32	$0.31	$1.22
Stock-based compensation expense	0.11	0.12	0.11	0.13	0.47
Amortization of developed technology	0.03	0.04	0.05	0.04	0.16
Amortization of customer relationships and trade names	0.03	0.04	0.03	0.04	0.14
Restructuring benefits, net	—	(0.01)	—	—	(0.01)
Gain on strategic investments (7)	—	—	—	—	—
Discrete GAAP tax provision items	(0.02)	0.01	(0.02)	—	(0.03)
Income tax effect of non-GAAP adjustments	(0.04)	(0.06)	(0.05)	(0.06)	(0.21)
Non-GAAP Diluted Net Income Per Share	$0.40	$0.44	$0.44	$0.46	$1.74

(7) Effective in the second quarter of fiscal 2013, Autodesk began excluding gains and losses on strategic investments for purposes of its non-GAAP financial measures. Prior period non-GAAP interest and other income (expense), net, net income and earnings per share amounts have been revised to conform to the current period presentation.